EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES FIRST QUARTER NET ASSET VALUE

HOUSTON, TX – May 10, 2023 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of March 31, 2023, of $34.1 million. Net asset value per share decreased to $2.52 as of March 31, 2023, from $2.61 as of December 31, 2022. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Net assets	$34,106	$35,237	$36,230	$37,155	$37,435
Shares outstanding	13,518	13,518	13,518	13,518	13,518
Net assets per share	$2.52	$2.61	$2.68	$2.75	$2.77

Although the Company experienced no change in the fair value of its investment holding in Equus Energy, LLC during the first quarter of 2023, the Company’s overall net asset value declined, due in part to increased professional fees and expenses, in addition to fees and expenses relating to due diligence and the examination of potential transactions that could, if consummated, be transformative for the Company.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.